Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Bob Kleiber

BUCA, Inc.

612-225-3276

BUCA Reports Results for 4th Quarter & Full Year of 2004,

1st Quarter of 2005;

Completes Restatement of Prior Period Financial Statements;

Comparable Restaurant Sales Increase 5.6% in 1st Quarter of 2005;

Company Files Lawsuit Against Former Executives

Minneapolis - July 25, 2005 – BUCA, Inc. (NASDAQ: BUCAE) today reported financial results for the full year and fourth quarter of fiscal 2004 and for the first quarter of fiscal 2005.

As a result of its previously announced review of accounting policies related to leases and other matters as well as its recent internal investigation, the Company has restated its results for fiscal 2000 through 2003 and for the first three quarters of fiscal year 2004. The effects of the restatements are set forth in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004 and in its Form 10-Q for the first quarter of fiscal 2005 ended March 27, 2005.

Total sales for fiscal 2004 increased 3.5% to $258.4 million from a restated $249.6 million in fiscal 2003. Overall, comparable restaurant sales for fiscal 2004 declined by approximately 1.5%, with comparable restaurant sales for Buca di Beppo decreasing by 1.4% and comparable restaurant sales at Vinny T’s of Boston decreasing by 2.0% from fiscal 2003 levels. The Company reported a net loss for fiscal 2004 of $37.6 million, or $1.92 per share, which included a loss on impairment of long-lived assets of $10.7 million, a loss on impairment of goodwill of $11.6 million, lease termination charges of $1.9 million and a loss from early extinguishment of debt of $1.7 million. For fiscal 2003, the Company had a restated net loss of $23.5 million, or $1.41 per share, which included a loss on impairment of long-lived assets of $17.8 million.

For the fourth quarter of fiscal 2004, total sales rose 5.6% to $69.2 million from a restated $65.5 million in the same period in fiscal 2003. Overall, comparable restaurant sales in the fourth quarter of fiscal 2004 increased by approximately 2.3% as compared to the same period in fiscal 2003. Comparable restaurant sales at Buca di Beppo increased by approximately 2.5% and comparable restaurant sales at Vinny T’s of Boston increased by approximately 0.4% as compared to the same period in fiscal 2003. For the fourth quarter of fiscal 2004, the Company had a net loss of $18.1 million, or $0.90 per share, compared with a restated net loss of $21.5 million, or $1.28 per share, in the fourth quarter of fiscal 2003.

Total sales for the first quarter of fiscal 2005 were $70.5 million as compared to a restated $64.7 million in the first quarter of fiscal 2004. Comparable restaurant sales increased by approximately 5.6% as compared to the same period in fiscal 2004, reflecting a 6.5% increase at Buca di Beppo restaurants and a 2.0% decrease at Vinny T’s of Boston. The Company reported a net loss of $1.6 million, or $0.08 per share for the first quarter of fiscal 2005, which included a charge of $0.4 million for impairment of long-lived assets and $0.1 million for the termination of a lease on one restaurant site. For the first quarter of fiscal 2004, the Company reported a restated net loss of $1.4 million, or $0.08 per share, including a loss on early extinguishment of debt of $0.5 million.

The Company also identified certain material weaknesses in its system of internal control over financial reporting as more fully disclosed in its Annual Report on Form 10-K for the fiscal year ended December 26, 2004. The Company is taking remedial measures to correct these control deficiencies. In addition, the Company has devoted significant resources to document, test, monitor, and improve these controls and will continue to do so.

The Company also announced that it has filed a civil action against two of its former officers, Greg Gadel and John Motschenbacher. Gadel was the Company’s Chief Financial Officer until his resignation in February 2005 and Motschenbacher was an officer of the Company since 1999, and served as the Company’s Senior Vice President and Chief Information Officer from February 2004 until his termination in March 2005.

In March 2005, the Company announced that it had terminated the employment of Motschenbacher and another executive. Acting through its audit committee and with the assistance of independent counsel, the Company then commenced an internal investigation of matters relating to the termination of these two executive officers.

The complaint alleges that Gadel and Motschenbacher caused the Company to enter into unfavorable transactions with companies in which Gadel and Motschenbacher had undisclosed, material financial interests, causing the Company to overpay for goods and services; solicited and received undisclosed kickbacks from a vendor; and sought and received improper reimbursement from the Company for business expenses that were, in fact, personal in nature, such as family vacations.

Wallace B. Doolin, the Company’s chairman, CEO and president, said, “The investigations and restatements have required a significant amount of management time and attention, but despite the distractions, the fundamentals of the business continue to show strength. We are particularly encouraged by the continued comparable restaurant guest count and sales improvement and by our ability to make significant progress in moving the business forward despite the distractions of recent months.

“We are focused on continuing to improve our guest count and comparable restaurant sales, reviewing opportunities to improve our margins and creating a sustainable, long-term strategic plan for the Company. This will be a multi-year plan to restore growth and profitability to BUCA, Inc.”

Doolin continued, “I am pleased to report that we have made good progress in achieving the top objective of this multi-year turnaround — higher comparable restaurant sales driven by improved guest counts. From the fourth quarter of fiscal 2004 through the first quarter of fiscal 2005, we have improved our comparable restaurant sales and increased the frequency of our guest visits.

“We have also seen encouraging progress on a number of other fronts:

•	The acceptance of our BUCA Small menu continues to be strong; in just a year, it has grown to account for about 35% of our total food sales, a remarkable achievement for any new menu offering.

•	Our marketing efforts to improve the frequency of guest visits and to increase the number of new guest visits have been effective.

•	According to the reports of the secret shoppers we retain, our Paisano Partners have recommitted their family members to delivering hospitality and quality product in our points of difference training and execution program.

•	We have recruited a first-class executive management team, including Chief Operating Officer Modesto Alcala, Chief Financial Officer Kaye O’Leary, Chief Family Resources Officer Cindy Rodahl, and General Counsel Rich Erstad while retaining our seasoned and valued Chief Marketing Officer Steve Hickey.

•	We have restructured the field organization to provide additional support to our Paisanos. This includes establishing the framework of divisional culinary chefs working with our multi-unit operators to ensure continuous improvement on food quality and execution, the core of our business.

•	We are striving to address the corporate governance issues as responsible stewards for the Company’s shareholders, while seeking to inspire our Paisanos and field staff to make lasting business improvements by delivering one great restaurant experience at a time.”

BUCA, Inc., owns and operates 107 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

BUCA, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 26, 2004	December 28, 2003 (restated)
ASSETS
Current assets:
Cash and cash equivalents	$4,314	$3,014
Accounts receivable	2,796	3,537
Inventories	7,379	7,625
Prepaid expenses and other	4,486	3,199

Total current assets	18,975	17,375

Property, equipment and leasehold improvements, net	157,921	171,220
Other assets	6,349	7,936
Goodwill	—	11,591

	$183,245	$208,122

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,840	$14,399
Accrued gift cards and certificates	4,747	2,768
Accrued payroll and benefits	7,542	6,377
Accrued sales, property and income tax	3,590	1,148
Other accrued expenses	6,167	2,374
Line of credit borrowing	1,986	17,000
Current maturities of long-term debt and capitalized leases	1,368	5,115

Total current liabilities	39,240	49,181
Long-Term Debt And Capital Leases, less current maturities	19,579	17,021
Deferred Rent	18,236	16,257
Other Liabilities	3,113	2,830

Total liabilities	80,168	85,289

Shareholders’ equity:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding
Common stock, $.01 par value per share, 30,000,000 authorized; 20,165,975 and 16,804,921 shares issued and outstanding, respectively	202	168
Additional paid-in capital	169,112	151,538
Accumulated deficit	(65,122)	(27,535)

	104,192	124,171
Notes receivable from employee shareholders	(1,115)	(1,338)

Total shareholders’ equity	103,077	122,833

	$183,245	$208,122

BUCA, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	December 26, 2004	December 28, 2003 (restated)
Restaurant sales	$258,408	$249,625
Restaurant costs:
Product	65,879	62,595
Labor	86,440	81,332
Direct and occupancy	77,835	69,666
Depreciation and amortization	14,843	16,003

Total restaurant costs	244,997	229,596
General and administrative expenses	21,264	18,997
Pre-opening costs	1,651	3,022
Loss on impairment of long-lived assets	10,737	17,753
Loss on impairment of goodwill	11,591	—
Lease termination charges	1,939	—

Operating (loss) income	(33,771)	(19,743)
Interest income	71	95
Interest expense	(2,210)	(2,362)
Loss on early extinguishment of debt	(1,677)	—

(Loss) income before income taxes	(37,587)	(22,010)
Provision for income taxes	—	(1,539)

Net (loss) income	$(37,587)	$(23,549)

Net (loss) income per common share—basic:
Net (loss) income per common share	$(1.92)	$(1.41)

Weighted average common shares outstanding	19,608,465	16,738,032

Net (loss) income per common share—diluted:
Net (loss) income per common share	$(1.92)	$(1.41)

Weighted average common shares outstanding	19,608,465	16,738,032

BUCA, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	March 27, 2005	December 26, 2004
ASSETS
Current assets:
Cash and cash equivalents	$5,614	$4,314
Accounts receivable	3,882	2,796
Inventories	7,050	7,339
Prepaid expenses and other	2,583	4,546

Total current assets	19,129	18,995

Property, equipment and leasehold improvements, net	153,619	157,860
Other assets:
Other assets	6,188	6,390

	$178,936	$183,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,242	$13,840
Accrued gift cards and certificates	2,204	4,747
Accrued payroll and benefits	7,430	7,542
Accrued sales, property and income tax	3,035	3,590
Other accrued expenses	4,801	6,167
Line of credit borrowings	4,900	1,986
Current maturities of long-term debt and capitalized leases	1,368	1,368

Total current liabilities	36,980	39,240

Long-term liabilities:
Long-term debt and capital leases, less current maturities	19,221	19,579
Deferred rent	18,168	18,236
Other liabilities, net	3,088	3,113

Total liabilities	77,457	80,168

Shareholders’ equity:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding, common stock, $.01 par value per share, 30,000,000 authorized; 20,211,913 and 16,804,921 shares issued and outstanding, respectively	202	202
Additional paid-in capital	169,075	169,112
Accumulated deficit	(66,747)	(65,122)

	102,530	104,192
Notes receivable from employee shareholders	(1,051)	(1,115)

Total shareholders’ equity	101,479	103,077

	$178,936	$183,245

BUCA, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 27, 2005	March 28, 2004 (restated)
Restaurant sales	$70,453	$64,689
Restaurant costs:
Product	18,158	16,482
Labor	23,254	21,588
Direct and occupancy	19,741	18,452
Depreciation and amortization	3,776	3,725

Total restaurant costs	64,929	60,247
General and administrative expenses	5,473	4,526
Pre-opening costs	244	177
Loss on impairment of long-lived assets	440	—
Lease termination costs	74	—

Operating loss	(707)	(261)
Interest income	24	25
Interest expense	(942)	(605)
Loss on early extinguishment of debt	—	(524)
Other expense	—

Loss before income taxes	(1,625)	(1,365)
Benefit from (provision for) income taxes	—	—
Net loss applicable to common stock	$(1,625)	$(1,365)

Net loss per share applicable to common stock - basic	$(0.08)	$(0.08)
Weighted average common shares outstanding - basic	20,180,235	17,940,135

Net loss per share applicable to common stock - diluted	$(0.08)	$(0.08)
Weighted average common shares outstanding - diluted	20,180,235	17,940,135